AMERICAN MOLD GUARD DISCONTINUES OPERATIONS

SAN JUAN CAPISTRANO, Calif., April 8, 2008 (PRIME NEWSWIRE) - American Mold Guard, Inc. ("AMGI") (NASDAQCM: AMGI - News), announced today that effective as of the close of business on April 7, 2008, it has formally ceased conducting all operations and permanently terminated its business of providing decontamination and protective coating products and services. In connection with the termination of all of its operations, the company has closed all of its offices and has laid-off all remaining employees.

Mark Davidson, Chief Executive Officer of American Mold Guard said "We are saddened and disappointed by the sudden discontinuation of American Mold Guard's business operations. We and our employees worked extremely hard to avoid where we are today. Unfortunately, the severe and unprecedented decline in the residential new construction market combined with our inability to raise capital sufficient enough to effectuate a planned business strategy of making us less dependent on the residential new construction market for our revenues and cash flows proved to be business conditions that we could not overcome."

Prior to termination of its business operations, American Mold Guard had engaged in extensive discussions with a number of parties in an effort to obtain capital or identify opportunities that would have allowed it to continue operations. However, despite its efforts, American Mold Guard could not continue operations.